Exhibit 16.1

Audit • Tax • Consulting • Financial Advisory Registered with Public Company Accounting Oversight Board (PCAOB)

August 17, 2017

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

We have read Item 4.01 of the Current Report on Form 8-K dated August 17, 2017 of PowerComm Holdings, Inc. and are in agreement with the statements regarding our firm. We have no basis to agree or disagree with the other statements contained therein.

Very truly yours,

/s/ KCCW Accountancy Corp.

KCCW Accountancy Corp.

Alhambra, California

KCCW Accountancy Corp. 430 S. Garfield Ave., #489, Alhambra, CA 91801, USA Tel: +1 626 282 4101 • Fax: +1 626 529 1580 • info@kccwcpa.com